Benihana Inc. Reports Increased First Quarter Operating Results

    MIAMI--(BUSINESS WIRE)--Aug. 25, 2003--Benihana Inc. (Nasdaq:
BNHNA and BNHN), operator of one of the nation's largest chains of Asian restaurants, today reported net income for the 16-week period ended July 20, 2003 of approximately $3.0 million, or $0.33 per share fully diluted, compared with $2.8 million, or $0.30 per share fully diluted, in the corresponding period a year ago. Revenues for the first fiscal 2004 period increased 6.9%, to $61.1 million, from $57.2 million in the corresponding year-ago period.
    While diluted per share earnings were in line with the Company's guidance issued last May, comparable restaurant sales for the period were 0.5% below a year ago, compared to expectations of a 0.5% to 1% increase. The decline reflected a 1.9% decrease in comparable restaurant sales at the Benihana teppanyaki restaurants, due to the continuing sluggish economy and the Iraq war. Haru, with five restaurants in New York City, experienced an 8.3% increase in comparable sales comparing against last year when three new highly successful Haru restaurants were getting fully underway. Sales of RA Sushi, acquired in December 2002, exceeded management's expectations but are not yet factored into the computations of comparable sales.
    "We are pleased to have hit our net income target," said Joel A. Schwartz, President. "This year will mark the 40th anniversary of Benihana's founding and it will also be a year of notable expansion, with a total of eight new Benihana, Haru and RA Sushi restaurants under development. With the improvements realized in restaurant labor and related costs, our principal task is focused on resumption of our historical sales gains at the teppanyaki restaurants."

    First Quarter Results

    Gross profit increased 5.2%, to $45.0 million, compared with $42.7 million in the corresponding year-ago period. Restaurant operating profits increased to $9.5 million, from $9.0 million, a gain of 5.6%. Commodity costs, particularly those for beef, rose during the quarter, resulting in increased cost of food and beverage sales to 25.7% of sales from 24.7% of sales last year. Total cost of sales increased approximately 11.3%, to $15.6 million. However, as a result of an ongoing effort to improve productivity and reduce health care costs, notwithstanding increased workers compensation costs, restaurant operating expenses as a percentage of revenue improved to 58.6%, from 59.5% a year ago.

    New Restaurants

    The Company has eight new restaurants currently under development and major renovation construction is planned at three older units. New Benihana teppanyaki restaurants are slated for Scottsdale, Arizona, Alpharetta, Georgia, and Carlsbad, California. Additionally, the teppanyaki restaurant in Bethesda, Maryland, will be moving to a new freestanding building in a very high traffic location. The Company will extensively renovate three restaurants spread out over the next year, which will require closures for as long as four months.
    Haru has under development a new restaurant, its first outside New York City, in the Old Town area of Philadelphia, Pennsylvania. This fall RA Sushi expects to open new restaurants featuring its Pacific Rim menu and high energy atmosphere in San Diego, California, Tucson, Arizona and Chicago, Illinois. Another RA Sushi is under development for Huntington Beach, California.

    Outlook

    The Company is estimating flat to slightly negative total comparable sales for the second fiscal quarter ending October 12, 2003. The Company expects that, with higher prevailing commodities costs coupled with significantly higher restaurant opening expenses to be incurred in conjunction with increased restaurant opening activity, net per fully diluted share income will be between $0.08 and $0.10.

    About Benihana

    Benihana, now approaching its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 64 restaurants nationwide, including 54 Benihana teppanyaki restaurants, five Haru sushi restaurants, four RA Sushi Bar Restaurants and one Doraku restaurant. Three additional company-owned Benihana teppanyaki restaurants, four RA Sushi restaurants and one Haru restaurant are currently under development. In addition, a total of 22 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    Conference Call Scheduled

    A conference call conducted by Benihana Inc. management will take place on August 25 at 11:00 A.M. (ET). You may listen over the Internet at http://www.benihana.com. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will be available through midnight September 7, 2003, shortly following the live call. For replay, dial 877-519-4471 and use PIN number 4121641.


Benihana Inc.
Consolidated Statements of Operations
(Unaudited)                             Four Periods Ended
                             (amounts in thousands except per share
                                              data)

                                July  20,   July 21,
                                   2003      2002     Change   %Change
Restaurant sales              $   60,542 $   56,723   $3,819      6.7%
Franchise fees & royalties           560        436      124     28.4%
                               ---------- ----------   ------- -------
                                  61,102     57,159    3,943      6.9%
Cost of food & beverage
 sales                            15,571     13,990    1,581     11.3%
                               ---------- ----------   ------- -------
Gross profit                      44,971     42,733    2,238      5.2%
                               ---------- ----------   ------- -------
Restaurant operating
 expenses:
Labor and related costs           21,766     21,300      466      2.2%
Restaurant supplies                1,155      1,066       89      8.3%
Credit card discounts              1,073        969      104     10.7%
Utilities                          1,462      1,267      195     15.4%
Occupancy costs                    3,398      3,192      206      6.5%
Depreciation and
 amortization                      2,353      1,921      432     22.5%
Other restaurant operating
 expenses                          4,277      4,037      240      5.9%
                               ---------- ----------   ---------------
Total restaurant operating
 expenses                         35,484     33,752    1,732      5.1%
                               ---------- ----------   ---------------
Restaurant operating profit        9,487      8,981      506      5.6%
Restaurant opening costs             243        148       95     64.2%
Marketing, general and
 administrative expenses           5,013      4,796      217      4.5%
                               ---------- ----------   ---------------
Income from operations             4,791      4,473      318      7.1%
Interest expense, net                148        117       31     26.5%
Minority interest                    189        157       32     20.4%
                               ---------- ----------   ---------------
Income from operations
 before income taxes               4,454      4,199      255      6.1%
Income tax provision               1,502      1,409       93      6.6%
                               ---------- ----------   ---------------
Net income                    $    2,952 $    2,790   $  162      5.8%
                               ========== ==========   ===============
Basic earnings per common
 share                        $     0.34 $     0.32   $ 0.02      6.3%
                               ========== ==========   ===============
Diluted earnings per common
 share                        $     0.33 $     0.30   $ 0.03     10.0%
                               ========== ==========   ===============

Shares and equivalents
 outstanding                   9,021,000  9,442,000

Sales by concept:
   Benihana                   $   50,292 $   50,027   $  265      0.5%
   Haru                            6,708      6,195      513      8.3%
   RA Sushi                        3,116          -    3,116
   Sushi Doraku                      426        501      (75)   -15.0%
                               ---------- ----------   ------
Total restaurant sales        $   60,542 $   56,723   $3,819
                               ========== ==========   ======

Comparable sales by
 concept:
   Benihana                   $   48,571 $   49,507   $ (936)    -1.9%
   Haru                            6,708      6,195      513      8.3%
   Sushi Doraku                      426        304      122     40.1%
                               ---------- ----------   ------
Total restaurant sales        $   55,705 $   56,006   $ (301)    -0.5%
                               ========== ==========   ======


     CONTACT: Benihana Inc.
              Joel A. Schwartz / Michael R. Burris, 305-593-0770
                or
              Anreder Hirschhorn And Company
              Corporate Relations:
              Steven Anreder, 212-532-3232